Exhibit 23(b)

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Long-Term Incentive Plan of Greif, Inc. of our reports dated December 20, 2007, with respect to the consolidated financial statements and schedule of Greif, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2007, and the effectiveness of internal control over financial reporting of Grief, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

June 6, 2008